Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is effective as of January 1, 2023 by and between SP PLUS CORPORATION, a Delaware corporation (“Company”), and John Ricchiuto, an individual. (“Consultant”).

R E C I T A L S:

A. The Company is in the business of providing an array of technology-driven mobility solutions for commercial, institutional and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential, institutional and commercial property management services, security services for commercial establishments, logistics support for large-scale events and airport, institutional and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses, including its divisions (in each case including their predecessor’s or successor’s), are also referred to hereinafter as the “Parking Companies”).

B. Consultant possesses certain special and unique knowledge of parking management services including business development, operations and administrative functions, which may benefit Company.

C. Utilizing this unique knowledge, Consultant will advise the Company on strategies that maximize the Company’s ability to remain competitive and will consult with the Company on how to implement those strategies.

D. Company desires to retain Consultant and Consultant desires to be retained by Company to provide consulting services on the terms and conditions described hereafter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Retention of Consultant. Effective January 1, 2024, (the “Commencement Date”), Company agrees to retain Consultant, and Consultant agrees to serve as an independent consultant to Company, on the terms and conditions set forth herein.

2. Duties.

(a) Consultant agrees to diligently and in good faith render advice and direction to Company by periodically consulting, advising and providing guidance to the Company on the historical business operations, customer relations, and any other related business issues, accomplishments and/or undertakings. Consultant may be asked to consult and advise Company on special projects as may be agreed upon, from time to time, by the parties hereto.

(b) Consultant covenants and agrees that Consultant shall not act as an agent of Company and further covenants and agrees that Consultant shall not, in any manner, represent or hold himself out as acting or being authorized to act on behalf of Company. Consultant will not represent himself as having authority to bind or commit Company to any contract, incur debt, invest funds, or to extend a line of credit in the name of the Company.

(c) The parties contemplate that the Consultant’s duties will require periodic inquires that will vary in time requirements depending on the work being completed pursuant to section 2 (a) above.

3. Term. This Agreement shall commence on the Commencement Date and shall continue through and including December 31, 2024 (the “Term”).

4. Consulting Fee. As compensation for Consultant’s services hereunder, Company shall pay Consultant a consulting fee (the “Consulting Fee”) in the amount of Twenty Thousand Dollars ($20,000) per month during the Term. The Consultant will provide an invoice for his services and the Consulting Fee will be paid to Consultant on or before the fifteenth (15th) day of the following month.

5. Authorized Expenses/Reimbursement. Company will reimburse Consultant for reasonable business expenses incurred by Consultant in connection with the performance of its duties outlined herein including, but not limited to, travel-related expenses consistent with the Company’s written expense reimbursement policy in place from time to time. Any such expense reimbursement requested by Consultant during the term of this agreement shall be expressly conditioned upon Consultant receiving advance approval from Company.

6. Exclusivity. Consultant agrees that its consulting services shall be exclusive to Company commencing with the Commencement Date and continuing until this Agreement is terminated, and Consultant will not act or serve as agent for or consultant to any other parking operator or other company that competes with the Parking Companies.

7. Relationship/Support Services.

(a) Consultant is retained hereunder only for the purpose and to the extent set forth in this Agreement and his relationship to Company is that of an independent contractor and not an agent, employee or partner. Company agrees that Consultant will render his consulting services from his domicile in Twinsburg, Ohio.

8. Benefits. Consultant shall not acquire any rights under any pension, stock option, group insurance or any other benefit plans of Company by reason of this Agreement.

9. Miscellaneous.

(a) Consultant shall execute and deliver to Company a W-9 form. Company shall send Consultant a Form 1099 in connection with Consultant’s consulting services. Consultant agrees that he is responsible for complying with all federal, state, and local laws, rules, and regulations relating to the services he is performing hereunder including, without limitation, those relating to withholding and paying taxes, FICA, Medicare taxes, state and federal income taxes, workers’ compensation, and unemployment insurance, as applicable.

(b) Consultant acknowledges and agrees that all documents prepared or reviewed by Consultant on behalf of Company shall be and remain the sole property of Company and Consultant shall have no interest therein.

10. Assignment. This Agreement is a personal service contract and may not be assigned or subcontracted by Consultant. Company may assign this Agreement and the Agreement shall be binding upon and inure to the benefit of any successor or assignee of Company.

11. Notices. Any notice or communications to be given shall be in writing and shall be served personally, by express courier, facsimile copy, or mailed by United States registered or certified mail, return receipt requested, to the following addresses:

If to Company:	SP Plus Corporation
Attn: Chief Legal Officer
200 E. Randolph Street, Suite 7700
Chicago, Illinois 60601

with copy to:	SP Plus Corporation
(via regular mail)	Attn: Colleen Kozak
Chief Human Resources Officer
200 E. Randolph Street, Suite 7700
Chicago, Illinois 60601

If to Consultant:	John Ricchiuto
[REDACTED]

12. Disclosure of Confidential Information and Non-Solicitation

(a) Disclosure. During the Term of this Agreement, Consultant will likely have access to trade secrets and private and secret processes of Company, confidential information concerning the financial statements and operations of Company, its sales and marketing activities and procedures, its bidding techniques, its design and construction techniques, product research and engineering data, its customer lists to include ownership information, or credit and financial data concerning such customers or potential customers (in the aggregate referred to hereinafter as “Secret and Confidential Information”). Consultant acknowledges that the Secret and Confidential Information constitutes a valuable, special and unique asset of Company, to which Company has the right to retain and hereby does retain all of its proprietary interest. However, access to and knowledge of the Secret and Confidential Information is essential to the performance of Consultant’s services to the Company. In recognition of this fact, Consultant agrees that consultant will not, during or after the term of this agreement, disclose or divulge any of such Secret and Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of Consultant’s duties hereunder) or make use of any of the Secret and Confidential Information for its own purpose.

(b) Non-Solicitation. Consultant agrees that during the term of this Agreement and for one year after the expiration of the Term, Consultant shall not directly or indirectly:

(1) contact, conduct business with or solicit business from any then-current client or customer of the Company or compete with the Company or any of its subsidiaries or affiliates. Likewise, Consultant shall not contact or solicit business from any person responsible for referring business to Company or who regularly refers business to Company; or

(2) take any action to hire, recruit or to directly or indirectly assist in the hiring, recruiting or solicitation for employment of any officer, employee or representative of Company.

(c) If Consultant, after expiration or termination of this agreement, has any question regarding the applicability of the above provision to any potential future employer or endeavor, Consultant acknowledges that it is his responsibility to contact Company so that Company may inform Consultant of its position to such opportunity.

(d) Consultant acknowledges and agrees that the remedy at law for any breach of this Section 12 will be inadequate and that the damages flowing from such breach are not readily measurable in monetary terms. Accordingly, it is acknowledged that Company shall be entitled, among other remedies, to immediate injunctive relief for any breach and, if the court so permits, to obtain a temporary order restraining any threatened or further breach. This covenant may also nevertheless, if breached, give rise to monetary damages, if any, in accordance with the other provisions of this Agreement.

(e) The convents set forth in this Section 12 shall be construed as agreements independent of any other provisions of this agreement, and the existence of any claim or cause of action of Consultant against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

13. Death or Disability of Consultant. In the event of the death, or disability that prevents Consultant from performing his duties hereunder (“Disability”), of Consultant occurring during the term of this Agreement, this Agreement shall be deemed terminated upon written notice from Company. Any amounts due and payable to Consultant at the time of death shall be made to designated beneficiaries within thirty (30) days or, in the event of Disability, to Consultant or to designated beneficiaries within thirty (30) days.

14. Termination. On or after the Commencement Date, this Agreement may be terminated by either party if the other party defaults in any of its obligations hereunder, and fails to cure such default within fifteen (15) days following receipt of written notice thereof.

15. Invalid Provisions. Should any portion of this Agreement, for any reason, be declared by a court of competent jurisdiction to be unreasonable or invalid, any such unreasonable portion shall be enforceable to the extent deemed reasonable by such court and any such invalidity shall not affect the remaining portion of this Agreement, which remaining portions shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated; it being the intention of the parties that they would have executed the remaining portion of this Agreement without including any such invalid portion.

16. Governing Law and Method of Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and contains the entire understanding and agreement between the parties and shall not be amended, modified or supplemented, except by written agreement by the parties hereto.

17. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, executors, administrators, legal representatives and permitted assigns.

18. Integration. Except as otherwise specified, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties.

19. Arbitration. Any claim, dispute or disagreement between the parties in connection with this Agreement, including, but not limited to, questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration at the election of either party. The arbitration will be administered in accordance with the rules of the Judicial Arbitration and Mediation Services (JAMS) and its procedures then in effect. If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection.

(a) All proceedings before the arbitrator appointed shall be held in Chicago, Illinois. The governing law shall be as specified in Section 16 of this Agreement.

(b) The award rendered by the arbitrator shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

(c) The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not make any ruling, finding or award that does not conform to terms and conditions of this Agreement.

(d) The prevailing party in the arbitration shall be entitled to an award of its reasonable legal fees and other costs and expenses of arbitration. The costs and fees of the arbitrator shall be borne by the unsuccessful party as well.

(e) The rights and obligations of this Section 19 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

COMPANY:		CONSULTANT:

SP Plus Corporation		/s/ John Ricchiuto
John Ricchiuto

By:	/s/ Marc Baumann
Marc Baumann
Chairman and Chief Executive Officer